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                                                                   EXHIBIT 10.65


                                                                  EXECUTION COPY
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                              EMPLOYMENT AGREEMENT


                  AGREEMENT made by and between MONRO MUFFLER BRAKE, INC., 200 Holleder Parkway, Rochester, New York 14615 (the "Company") and Jack M. Gallagher, residing at 30 Reedy Court, Manning, South Carolina 29102 ("Employee").
                  1. EMPLOYMENT. The Company hereby employs Employee and Employee hereby accepts employment with the Company during the Term (as hereinafter defined) upon the terms and conditions hereinafter set forth. During the Interim Term (as hereinafter defined). Employee shall serve as the President and Chief Executive Officer of the Company responsible for the overall business and strategic planning, management and operations of the Company. Employee shall perform the customary duties of such positions and such other commensurate duties as may be assigned from time to time by the Company's Board of Directors, which duties shall be performed at the Company's headquarters, subject to reasonable travel requirements.

                  During the Consulting Term (as hereinafter defined), Employee shall provide consulting services to the Company, as may be reasonably requested by its Board of Directors, Chairman, President or Chief Executive Officer. Such services shall not require more than two business day's work per month without Employee's consent and may be performed from Employee's home or, subject to the reimbursement of reasonable travel expenses and on reasonable notice, at such other location as the Company may request.

                  Employee agrees to abide by the reasonable rules, regulations, instructions, personnel practices, employment manuals and policies of the Company, as they may exist or be modified from time to time by the Company. Employee during the Interim Term shall devote his

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entire business time and attention and best efforts to the business of the
Company. Employee shall perform his duties in a diligent, effective and loyal manner. Under no circumstances shall Employee take any action contrary to the best interests of the Company.

                  2. COMPENSATION. Employee shall be compensated by the Company for all services to be rendered pursuant to this Agreement as follows:

                  (a) The Company shall pay Employee a salary (the "Initial Salary") at the rate of $35,000 per month during the Interim Term, and $2,000 per month during the Consulting Term (the "Consulting Salary"), in each case payable in accordance with the normal payroll practices of the Company applicable to its executive officers.

                  (b) The Company also is granting Employee 90,000 stock options of the Company under the 1989 Employee's Stock Option Plan, as amended, in accordance with the form of grant letter attached hereto as Exhibit A.

                  3. BENEFITS. Employee shall also be entitled to receive the following benefits during the Interim Term:

                  (a) Paid holidays as customarily provided to the Company's other comparable employees.

                  (b) Life insurance as was heretofore provided to Employee under the Employment Agreement between Employee and Company, dated February 18, 1995 (the "Prior Agreement").

                  (c) Medical and dental insurance coverage as provided by the Company to its executive employees generally.

                  (d) The automobile currently used by Employee in rendering services to the Company pursuant to the Prior Agreement shall be transferred to Employee, and while in

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Rochester, New York an additional automobile shall be available for his use together with reimbursement for all gas, maintenance, insurance and repairs required by reason of his use of such vehicle.

                  (e) Coverage in accordance with their terms of any pension, profit-sharing or retirement plans now existing or hereafter established by the Company and made generally available for executive employees.

                  (f) Reimbursement for all reasonable expenses incurred by Employee during the Interim Term for advancing the Company's business in accordance with Company policies upon Employee's presentation, from time to time, of an itemized account and evidence and explanation reasonably satisfactory to the Company of such expenses including, without limitation, (i) reimbursement of travel expenses between Employee's home and the Company's headquarters and (ii) reimbursement for the cost of maintaining an apartment convenient to the Company's headquarters.

                  (g) Such other benefits as the Company may, from time to time, provide generally to its other executive level officers.

                  4. TERM. The term of the Agreement (the "Term") shall commence on the date hereof and continue until the fifth anniversary of the date hereof. The period of Employee's full-time services hereunder (the "Interim Term") shall commence on the date hereof and continue until terminated by the Company; PROVIDED, HOWEVER, that (i) if the Interim Term is terminated by the Company within the first three months of Employee's employment hereunder, Employee shall be entitled to his Interim Salary through the end of such three month period payable in accordance with normal payroll practices of the Company and any unvested options granted to Employee pursuant to Section 2(b) shall fully vest; and (ii) the Company may not


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extend the Interim Term beyond six months from the date hereof without the consent of Employee. The balance of the Term following the Interim Term is the Consulting Term (the "Consulting Term").

                  5. (a) NON-DISCLOSURE. Employee will not, during the period of Employee's employment with the Company or at any time thereafter, regardless of the reason for the cessation of Employee's employment: (i) use any Confidential Information for Employee's own benefit or for the benefit of any person or entity other than the Company; (ii) disclose to any person or entity any Confidential Information; or (iii) remove from the Company's premises or make copies of any Confidential Information, in any form; except, in each case, as may be required within the scope of Employee's duties during Employee's employment by the Company.

                  Upon termination of Employee's employment, or at any such time as the Company may request, Employee will deliver to the Company all copies in Employee's possession of any Confidential Information, in any form. Employee will not at any time assert any rights as against the Company in or with respect to any Confidential Information.

                  For purposes of this Agreement, "Confidential Information" means any and all technical, research, operational, manufacturing, marketing, sales and financial information, customer lists and trade secrets of the Company or of any vendor, supplier, distributor or customer of the Company, regardless of how acquired or developed by the Company or any such vendor, supplier, distributor or customer, concerning any of their respective businesses. Confidential Information does not include information, knowledge or data which Employee can prove was in Employee's possession prior to the commencement of Employee's employment with the Company or information, knowledge or data which was or is in the public domain by reason other than the wrongful acts of Employee.


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                  (b) NON-COMPETITION. Employee will not, during the period of
Employee's employment with the Company, and for a period of two years after the termination of Employee's employment with the Company for any reason, directly or indirectly, on Employee's behalf or on behalf of any other person or entity, in any way, whether as an individual proprietor, partner, stockholder, officer, employee, consultant, director, joint venturer, investor, lender (other than as an employee of a bank or other financial institution) or in any other capacity with any entity materially engaged in the business of the Company, compete within the territory served, or contemplated to be entered, by Company on the date of such termination with the business of the Company. Nothing contained herein shall be construed as preventing Employee from owning beneficially or of record not more than five percent (5%) of the outstanding equity security of any entity whose equity securities are registered under the Securities Act of 1933, as amended, or are listed for trading on any recognizable United States or foreign stock exchange or market. The business of the Company shall be defined to include the undercar service and repair of automobile and light truck brake, exhaust and suspension systems, and related activities.

                  (c) NON-SOLICITATION OF EMPLOYEES. Employee will not, during the period of Employee's employment with the Company, and for a period of two years after the termination of Employee's employment with the Company for any reason, directly or indirectly, recruit, solicit or otherwise induce or attempt to induce any employees of the Company to leave the employment of the Company, nor hire any such employee at any enterprise with which employee is then affiliated.

                  (d) ENFORCEABILITY OF PROVISIONS. If any restriction set forth in this Paragraph 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it


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shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, it being understood and agreed that by the execution of this Agreement, the parties hereto regard the restrictions herein as reasonable and compatible with their respective rights.

                  6. GENERAL TERMS.

                  (a) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their personal representatives, successors and assigns.

                  (b) ASSIGNMENT. This Agreement may not be assigned, in whole or in part, by any party hereto without the prior written consent of the other party.

                  (c) ENTIRE AGREEMENT; PRIOR AGREEMENT. This Agreement contains the entire understanding between or among the parties hereto and supersedes any prior understanding, memoranda or other written or oral agreements between or among any of them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between or among any of the parties relating to the subject matter of this Agreement which are not fully expressed herein.

                  The Prior Agreement is hereby terminated.

                  (d) MODIFICATIONS; WAIVER. No modification or waiver of this Agreement or any part hereof shall be effective unless in writing and signed by the party or parties sought to be charged therewith. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. No waiver of any breach or condition of this Agreement by or with respect to any party hereto shall be deemed to be a waiver of the same breach or condition with respect to any other party hereto. No course of dealing between or among any of the parties hereto will be deemed


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effective to modify, amend or discharge any part of this Agreement or the rights or obligations of any party hereunder.

                  (e) NO THIRD PARTY BENEFICIARY. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity not a party hereto.

                  (f) PARTIAL INVALIDITY. In addition to the provisions of Paragraph 5(d) hereof, if any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

                  (g) NOTICES. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested, or (iv) when telecopied or sent by facsimile transmission if an additional notice is also given under (i), (ii) or (iii) above within three days thereafter. Any such notice or communication shall be delivered or directed to a party at its address set forth above or at such other address as may be designated by a party in a notice given to all other parties hereto in accordance with the provisions of this paragraph.


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                  (h) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York pertaining to contracts made and to be wholly performed within such state, without taking into account conflicts of laws principles.

                  (i) JURISDICTION AND VENUE. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the parties hereto specifically consent and agree that:

                           (i) the courts of the State of New York and/or the
                  United States Federal Courts located in the State of New York shall have jurisdiction over each of the parties hereto and over the subject matter of any such proceedings; and

                           (ii) the venue of any such action shall be Monroe
                  County, New York and/or the United States District Court for the Western District of New York.

                  (j) INJUNCTIVE RELIEF. In the event of a breach or threatened breach of any of the terms of this Agreement, the Company shall be entitled to an injunction restraining Employee from committing any breach of this Agreement without showing or proving any actual damages and without diminishing any other right or remedy which the Company may have at law or in equity to enforce the provisions of this Agreement. Employee waives any right he may have to require the Company to post a bond or other security with respect to obtaining or continuing any injunction or temporary restraining order, releases the Company and its officers and directors from and waives any claim for damages against them which Employee may have with respect to the Company's obtaining any injunction or restraining order pursuant to this Agreement.

                  (k) SURVIVAL. The provisions of Paragraph 5 shall survive the term of this Agreement as provided therein, and the provisions of this Paragraph 6 shall survive the term of this Agreement.


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                  (l) HEADINGS. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                  (m) FAIR MEANING. This Agreement shall be construed according to its fair meaning, the language used shall be deemed the language chosen by the parties hereto to express their mutual intent, and no presumption or rule of strict construction will be applied against any party hereto.

                  (n) GENDER. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms and the singular of nouns, pronouns and verbs shall include the plural and vice versa.

                  (o) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of said counterparts together shall constitute but one and the same instrument.

                  (p) REMEDIES. All rights and remedies of the Company or Employee, whether provided for herein or by operation of law, are cumulative and may be exercised singularly or concurrently, and the exercise of any such remedy shall not be deemed an election of remedies so as to preclude the election of any other remedy.


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                  IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of February __, 1998


                                       COMPANY:

                                       MONRO MUFFLER BRAKE, INC.

                                       By:
                                          -------------------------------

                                       Title:
                                             ----------------------------

                                       EMPLOYEE:

                                       ----------------------------------
                                       Jack M. Gallagher




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                            MONRO MUFFLER BRAKE, INC.
                              200 Holleder Parkway
                               Rochester, NY 14615


                                                              February 18, 1998


Mr. Jack M. Gallagher
30 Reedy Court
Manning, South Carolina  29102


                  Re:  NOTICE OF GRANT OF STOCK OPTION
                       -------------------------------

Dear Employee:

                  I am pleased to notify you that the Board of Directors of Monro Muffler Brake, Inc. ("Monro") has granted you a stock option pursuant to the 1989 Monro Muffler Brake Employees' Incentive Stock Option Plan, as amended (the "Plan").
                  The option granted to you is to purchase 90,000 shares of the $.01 par value common stock of Monro at the price of $14.00 per share. The date of grant is January 29, 1998 and the Board of Directors has determined in good faith that, on that date, the fair market value of Monro's $.01 par value common stock was $14.00 per share. This option shall be exercisable by you pursuant to the following schedule:


                    NUMBER OF SHARES                     EXERCISE DATE
                    ----------------                     -------------
                    22,500                               Immediate
                    33,750                               March 31, 1999
                    33,750                               March 31, 2000

                  A copy of the Plan governing the option granted to you is enclosed. Please be sure to read all of its provisions.


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                  The option is, in all respects, limited and conditioned as provided in the Plan, including but not limited to the following:

                  (a) The option may be exercised by you, but only until the earlier of the date which is three months after the termination date of your employment or the date which is ten years from the date of this letter.

                  (b) You may not transfer the option other than by your will or by the laws of descent and distribution.

                  (c) The option is exercisable, during your lifetime, only by you.

                  (d) Monro Muffler Brake, Inc. retains the right to repurchase the shares at their fair market value after the expiration of a certain period of time as described in the Plan.

                  (e) Exercisability of options not then vested shall (i) immediately occur in the event specified in Section 4 of the Employment Agreement dated the date hereof between you and the Company, (ii) immediately occur in the event of the death of the Employee or (iii) immediately occur prior to a Change of Control of the Company, as defined in the Plan.




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                  At the time or times when you desire to exercise the option in whole or in part, please refer to the provisions of the Plan dealing with the formalities of exercise and see the Secretary of the company with respect to the exercise. I am personally pleased that the Board has decided to grant you this option.

                                                Sincerely,












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